Exhibit 99.1

Moggle Changes Name to Virtual Piggy, Inc.

Philadelphia, PA. September 15, 2011  – Virtual Piggy, Inc. ((OTCBB: VPIG)) announced today that it has changed the name of the company from Moggle, Inc. Commencing on September 14, 2011, the Company’s common stock commenced on the OTC Bulletin Board under the symbol VPIG.

Virtual Piggy, Inc. is a technology company delivering online solutions for the interaction of children under the age of 18 on the Internet, with a focus on security, parental control and information exchange.

“The new name more closely reflects our focus on the safe interaction of children and teens as they participate  on e-commerce sites and the desire of parents to educate, control and monitor their spending”, said Dr. Jo Webber, Chairman of Virtual Piggy, Inc.

About Virtual Piggy, Inc.

Virtual Piggy, Inc. delivers a technology platform designed for the management of the Under 18 age group in the global online market. The technology enables online businesses to function in a manner consistent with the Children’s Online Privacy Protection Act (“COPPA”) and similar international children’s privacy laws. Virtual Piggy technology enables the Under 18 audience to play, transact and socialize in a secure online environment guided by parental permission, oversight and control.

For more information about Virtual Piggy, please visit the company’s website at www.virtualpiggy.com.

Safe Harbor Statement

All statements in this news release other than statements of historical facts are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. We have attempted to identify any forward-looking statements by using words such as "anticipates," "believes," "could," "expects," "intends," "may," "should" and other similar expressions. These statements are based upon our current expectations and speak only as of the date hereof. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial position to differ materially and adversely from those expressed in such forward-looking statements. Such factors include, but are not limited to, our ability to raise additional capital, the absence of any operating history or revenue, our ability to attract and retain qualified personnel, our dependence on third party developers who we can not control, our ability to develop and introduce a new service to the market, market acceptance of our services, our limited experience in a relatively new industry, the recent economic slowdown affecting technology companies, the ability to successfully develop licensing programs and generate business, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property, general economic conditions, and other factors disclosed in our annual report on Form 10-K for the year ended December 31, 2009 and other filings with the SEC. We undertake no obligation to revise or update any forward-looking statements for any reason.

Contacts

Cathy Williams

Virtual Piggy,Inc.

215-247-5500

   info@virtualpiggy.com